Exhibit 99

From: Rick James (media)
           414-221-4444

           Colleen F. Henderson, CFA (analysts)
           414-221-2592
           colleen.henderson@wisconsinenergy.com

July 31, 2007

Wisconsin Energy Corporation posts second quarter earnings

MILWAUKEE - Wisconsin Energy (NYSE:WEC) today reported net income from continuing operations of $57.7 million or 49 cents per share for the second quarter of 2007. This compares with net income from continuing operations of $59.7 million or 50 cents per share in the second quarter of 2006.

Results in this year's second quarter were helped by a return to more normal weather and the settlement of a billing dispute with the company's largest customer. However, these factors were offset by unfavorable recoveries of electric fuel and purchased power costs and expenses associated with a planned refueling outage at the company's Point Beach Nuclear Plant.

Residential use of electricity was up 6.2 percent in this year's second quarter - driven by customer growth and seasonal weather. Consumption of electricity by large commercial and industrial customers was up 0.9 percent, while use of electricity by small commercial and industrial customers rose by 3.5 percent.

At the end of June, the company was serving 7,148 more electric customers and 9,181 more natural gas customers than a year ago.

Second quarter 2007 revenues from continuing operations were $907 million compared with $814 million in the second quarter last year.

"We're pleased with our financial results in the first half of this year," said Gale Klappa, Wisconsin Energy's chairman, president and chief executive officer. "Our focus remains on delivering high levels of customer satisfaction and world-class reliability at competitive prices."

Earnings per share listed in this news release are on a fully diluted basis.

Conference Call
A conference call is scheduled for 1 p.m. Central time on Tuesday, July 31, 2007. The presentation will review 2007 second quarter earnings and discuss the company's outlook for the future.

All interested parties, including stockholders, the news media and the general public, are invited to listen to the presentation. The conference call may be accessed by dialing 800-289-0528 up to 15 minutes before the call begins. International callers may dial 913-981-5522. The confirmation code is 4454978. Access also may be gained through the company's Web site (www.wisconsinenergy.com) by clicking on the icon for the "Second Quarter 2007 Earnings Release & Conference Call." In conjunction with this earnings announcement, Wisconsin Energy will post on its Web site a package of detailed financial information on its second quarter performance. The materials will be available at 7:30 a.m. Central time on July 31. An archive of the presentation will be available on the Web site after the call. A replay of the audio presentation will be available for one week after the call. Domestic callers should dial 888-203-1112. International callers should dial 719-457-0820. The replay confirmation code is 4454978.

Wisconsin Energy Corporation (NYSE:WEC), based in Milwaukee, is one of the nation's premier energy companies, serving more than 1.1 million electric customers in Wisconsin and Michigan's Upper Peninsula and more than 1 million natural gas customers in Wisconsin. The company's principal utilities are We Energies and Edison Sault Electric. The company's non-utility businesses include renewable energy technology and real estate development.

Wisconsin Energy Corporation (www.wisconsinenergy.com) has more than $11 billion of assets, 5,200 employees and approximately 52,000 stockholders of record.

Tables Follow

WISCONSIN ENERGY CORPORATION
WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED INCOME STATEMENTS
(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30

	2007	2006	2007	2006

	(Millions of Dollars, Except Per Share Amounts)

Operating Revenues	$906.5	$814.4	$2,207.6	$2,061.4

Operating Expenses
Fuel and purchased power	232.3	184.8	461.8	354.0
Cost of gas sold	158.6	129.6	632.4	610.0
Other operation and maintenance	304.2	290.1	607.2	588.0
Depreciation, decommissioning
and amortization	81.2	78.8	165.3	161.4
Property and revenue taxes	25.1	24.0	51.3	49.3

Total Operating Expenses	801.4	707.3	1,918.0	1,762.7

Operating Income	105.1	107.1	289.6	298.7

Equity in Earnings of Transmission Affiliate	10.5	9.4	21.2	19.0

Other Income, Net	19.8	18.3	33.0	29.6

Interest Expense	42.0	42.6	84.7	87.8

Income From Continuing
Operations Before Income Taxes	93.4	92.2	259.1	259.5

Income Taxes	35.7	32.5	100.3	95.4

Income From Continuing Operations	57.7	59.7	158.8	164.1

Income (Loss) from Discontinued
Operations, Net of Tax	(0.2)	3.2	(0.4)	4.5

Net Income	$57.5	$62.9	$158.4	$168.6

Earnings Per Share (Basic)
Continuing operations	$0.49	$0.51	$1.35	$1.40
Discontinued operations	-	0.03	-	0.04

Total Earnings Per Share (Basic)	$0.49	$0.54	$1.35	$1.44

Earnings Per Share (Diluted)
Continuing operations	$0.49	$0.50	$1.34	$1.38
Discontinued operations	-	0.03	-	0.04

Total Earnings Per Share (Diluted)	$0.49	$0.53	$1.34	$1.42

Weighted Average Common
Shares Outstanding (Millions)
Basic	116.9	117.0	117.0	117.0
Diluted	118.5	118.4	118.6	118.4

Dividends Per Share of Common Stock	$0.25	$0.23	$0.50	$0.46

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS

	(Unaudited)
	June 30, 2007	December 31, 2006

	(Millions of Dollars)
Assets

Property, Plant and Equipment
In service	$9,413.3	$9,265.4
Accumulated depreciation	(3,490.9)	(3,423.7)

	5,922.4	5,841.7
Construction work in progress	1,360.0	992.4
Leased facilities, net	84.7	87.5
Nuclear fuel, net	119.5	130.9

Net Property, Plant and Equipment	7,486.6	7,052.5

Investments	1,206.7	1,164.8

Current Assets
Cash and cash equivalents	36.7	37.0
Accounts receivable	364.2	379.3
Accrued revenues	161.0	257.8
Materials, supplies and inventories	333.7	417.2
Prepayments and Other	166.2	136.7

Total Current Assets	1,061.8	1,228.0

Deferred Charges and Other Assets
Regulatory assets	1,106.2	1,091.0
Goodwill	441.9	441.9
Other	159.2	152.0

Total Deferred Charges and Other Assets	1,707.3	1,684.9

Total Assets	$11,462.4	$11,130.2

Capitalization and Liabilities

Capitalization
Common equity	$2,978.6	$2,889.0
Preferred stock of subsidiary	30.4	30.4
Long-term debt	3,544.1	3,073.4

Total Capitalization	6,553.1	5,992.8

Current Liabilities
Long-term debt due currently	313.4	296.7
Short-term debt	643.7	911.9
Accounts payable	317.1	404.5
Accrued liabilities	129.8	161.2
Other	119.0	113.7

Total Current Liabilities	1,523.0	1,888.0

Deferred Credits and Other Liabilities
Regulatory liabilities	1,504.4	1,472.1
Asset retirement obligations	380.8	371.7
Deferred income taxes - long-term	555.8	572.9
Other	945.3	832.7

Total Deferred Credits and Other Liabilities	3,386.3	3,249.4

Total Capitalization and Liabilities	$11,462.4	$11,130.2

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30

	2007	2006

	(Millions of Dollars)
Operating Activities
Net income	$158.4	$168.6
Reconciliation to cash
Depreciation, decommissioning and amortization	170.2	166.0
Deferred income taxes and investment tax credits, net	(23.6)	(25.5)
Working capital and other	150.6	271.5

Cash Provided by Operating Activities	455.6	580.6

Investing Activities
Capital expenditures	(572.5)	(420.9)
Proceeds from asset sales	16.0	41.5
Other investing activities	(40.3)	(22.1)

Cash Used in Investing Activities	(596.8)	(401.5)

Financing Activities
Common stock issued (repurchased), net	(24.7)	(5.5)
Dividends paid on common stock	(58.5)	(53.8)
Change in debt, net	224.6	(176.3)
Other financing activities	(0.5)	1.4

Cash Provided by (Used in) Financing Activities	140.9	(234.2)

Change in Cash	(0.3)	(55.1)

Cash at Beginning of Period	37.0	73.2

Cash at End of Period	$36.7	$18.1